Exhibit 10.11

Akari Therapeutics, Plc

Executive Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of 28th February 2022, by and between Rachelle Jacques (the “Executive”) and Akari Therapeutics, Plc a public limited company formed under the laws of the United Kingdom (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.                  Commencement. Executive shall, subject to the terms and conditions herein, have commenced her position with the Company on or before March 28, 2022 (the “Target Start Period”). If Executive does not commence employment with the Company within the Target Start Period, the offer pursuant to this agreement shall be valid and binding, subject to the provisions of Section 4.3, thereafter until May 28, 2022 (the “Post-Target Period”), after which it shall become null and void. The term during which the Executive is thereafter employed shall be defined as the “Employment Term” and the date on which her employment commences as the “Start Date”.

2.                  Position and Duties.

2.1              Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Executive Chairman of the Board of Directors. The Executive shall additionally be appointed to serve as a member of the Board of Directors, and be nominated by the Company to serve in such role for so long as she remains in the position of Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2              Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, it is agreed and acknowledged that Executive serves in the following capacity at two present organizations, which positions shall not be deemed to conflict with her duties as Executive so long as such service does not interfere with meeting her duties and responsibilities under this Agreement: (a) Independent Director at Corbus Pharmaceuticals Holdings Inc. (NASDAQ: CRBP), and _Independent Director at uniQure N.V. (NASDAQ: QURE).

3.                  Place of Performance. The principal place of Executive’s employment shall be in Boston, Massachusetts; provided that, the Executive may be required to travel on Company business during the Employment Term. The Executive may work remotely from her primary residence, so long as doing so does not interfere with the Executive’s responsibilities under this Agreement; provided, that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances, the Executive shall be required to spend, on average, of Forty to Fifty (40-50) days per annum in the London office, and at such time as a Boston office may be established, Executive shall expect to work regularly therefrom.

4.                  Compensation.

4.1              Base Salary. The Company shall pay the Executive an annual rate of base salary of Six Hundred Thousand Dollars ($600,000) in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2              Annual Bonus.

(a)               For each complete fiscal year of the Employment Term, the Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”). As of the Start Date, the Executive’s annual target bonus opportunity shall be equal to Fifty Percent (50%) of Base Salary (the “Target Bonus”), based on the achievement of performance goals established by the Executive Chairman of the Board of Directors and the Board of Directors, in consultation with Executive. The Annual Bonus for the 2022 fiscal year shall be pro-rated based on the number of days employed during the year.

(b)               The Annual Bonus, if any, is scheduled to be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

(c)               Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3              Signing Bonus. If Executive’s Start Date is within the Target Start Period, the following bonuses including Sections 4.3(a)-(c) shall be paid. If Executive’s Start Date is within the Post-Target Period, the provisions of Section 4.3(a) and Section 4.3(b)(i) shall not apply.

(a)               Cash Bonus. The Company shall pay the Executive a lump sum cash signing bonus of Six Hundred Fifty Thousand Dollars ($650,000) (the “Signing Bonus”) payable on the first payroll date following the Start Date, subject to all applicable tax reporting and withholding requirements; provided that, (a) the Executive shall repay Fifty Percent (50%) of the Signing Bonus if, prior to the first anniversary of the Start Date, the Executive terminates the Executive’s employment without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below); and (b) the Executive shall repay Thirty-Three and One-Third Percent (33.33%) of the Signing Bonus if, after the first anniversary but before the second anniversary of the Start Date, the Executive voluntarily terminates the Executive’s employment without Good Reason or is involuntarily terminated by the Company for Cause.

(b)               RSU Bonus.

(i)                 Additionally, within 75 days of the Start Date, the Company will grant Executive Restricted Stock Units (“RSUs”) having a face value of $262,000 (the “Sign-On Grant”), such Sign-On Grant to vest as to 50% on the first anniversary of the Start Date, and the remaining 50% vesting monthly thereafter for the following year, such that the Sign-On Grant will be fully vested on the second anniversary of the Start Date, subject to full acceleration in the event of a Change in Control or involuntary termination without Cause, resignation for Good Reason or due to death or disability. RSUs will be settled in ordinary shares of the Company within 15 days following vesting (or, if applicable, on the date of a Change in Control), net of withholding taxes.

(ii)              On the first anniversary of on the Start Date, the Company will grant Executive RSUs having a value, on the basis of the last closing price of the Company’s American Depositary Shares (each representing 100 ordinary shares) (“ADSs”) on Nasdaq before that anniversary, of $446,000 (the “Incremental RSU Grant 1”), such Incremental RSU Grant 1 to vest as to 50% on the second anniversary of the Start Date, and the remaining 50% vesting monthly thereafter for the following year, such that the Incremental RSU Grant 1 will be fully vested on the third anniversary of the Start Date, subject to full acceleration in the event of a Change in Control or involuntary termination without Cause, resignation for Good Reason or due to death or disability. RSUs will be settled in ordinary shares of the Company within 15 days following vesting (or, if applicable, on the date of a Change in Control), net of withholding taxes.

(iii)            On the second anniversary of on the Start Date, the Company will grant Executive RSUs having a value, on the basis of the last closing price of an ADS on Nasdaq before that anniversary, of $446,000, (the “Incremental RSU Grant 2”), such Incremental RSU Grant 2 to vest as to 50% on the third anniversary of the Start Date, and the remaining 50% vesting monthly thereafter for the following year, such that the Incremental RSU Grant 2 will be fully vested on the fourth anniversary of the Start Date, subject to full acceleration in the event of a Change in Control or involuntary termination without Cause, resignation for Good Reason or due to death or disability. RSUs will be settled in ordinary shares of the Company within 15 days following vesting (or, if applicable, on the date of a Change in Control), net of withholding taxes.

(iv)             Each of the above RSU grants will be made from a shareholder-approved Company equity grant plan or, if not, so as to qualify as inducement grants under NASDAQ rules together with filing of an applicable registration statement with the SEC (S-8 or otherwise). In order to comply with English company law, the Executive will pay the Company within 10 days of each vesting date an issue price for the ordinary shares to be issued pursuant to the vested RSUs equal to their nominal value (currently $0.0001 per ordinary share).

(v)               In the event of any Change in Control or involuntary termination without Cause, resignation for Good Reason or due to death or disability, occurring prior to the granting of the Incremental RSU Grant 1 or Incremental RSU Grant 2, the Company will pay Executive a cash lump sum equal to the above-referenced ungranted RSU grant face value.

(c)               Sign-On Option. The Company will grant the Executive an option (vesting ratably on a semiannual basis over four years from the Start Date, so that it will be fully vested on the fourth anniversary of the Start Date) to purchase 237,396,700 ordinary shares in the Company (which may be acquired through ADSs) (the “Option”) in the form and on the terms attached hereto as Exhibit A, which Option shall be made from a shareholder-approved Company equity grant plan or, if not, so as to qualify as an inducement grant under applicable stock exchange rules together with filing of an applicable registration statement with the SEC.

4.4              Equity Awards. Commencing with annual long-term incentive awards to senior executives in 2023, in addition to the sign-on RSUs and Option set forth above, the Executive will be eligible to receive awards under the Company’s equity incentive plan not less frequently than annually, such awards having a target grant value (Black Scholes value in the case of stock options) of not less than 100% of Executive’s Base Salary for the fiscal year 2023 only, and thereafter otherwise commensurate with awards to executives in similarly situated companies as recommended by a reputable compensation consultant engaged by the Board. Executive shall work with Company in structuring revisions to its long-term incentive program.

4.5              Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.6              Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company shall use its reasonable best efforts to provide coverage at a comparable level to Executive’s coverage in effect immediately prior to the Start Date, provided, however, that for clarity, Executive shall participate in existing Company-sponsored Employee Benefit Plans on the terms provided to similarly situated executives (including, without limitation, the level of employee contribution for plan premiums and other payments required thereunder). The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7              Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to Twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.8              Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. Executive business air travel will be business class. Outstanding expenses shall be reimbursed within a maximum of Sixty (60) days.

4.9              Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s articles of association for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company. Executive will be covered as an insured under any contract of directors’ and officers’ liability insurance that covers the Board. Executive’s rights of indemnification and coverage under applicable directors’ and officers’ liability insurance will survive a termination of Executive’s employment and service as a director.

4.10          Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Start Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5.                  Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least Thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1              For Cause, or Without Good Reason.

(a)               The Executive’s employment hereunder may be terminated by the Company for Cause, or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)                 any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii)              any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii)            reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)             such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b)               For purposes of this Agreement, “Cause” shall mean:

(i)                 the Executive’s material failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)              the Executive’s failure to comply with any valid and legal directive of the Executive Chairman of the Board of Directors;

(iii)            the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)             the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)               the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)             the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii)          the Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)        the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have Thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c)               For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i)                 a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions or to except to the extent the Executive consents in writing to any reduction, deferral or waiver of compensation;

(ii)              a material diminution of Executive’s title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting) (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

(iii)            a relocation of the Executive’s principal place of employment by more than Fifty (50) miles;

(iv)             any material breach by the Company of any material provision of this Agreement; or

(v)               the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have her elected.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within Thirty (30) days of the initial existence of such grounds and the Company must have at least Thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within Ninety (90) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2              Termination Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 7 of this Agreement and the agreements referenced therein and the Executive’s execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a)               a lump sum payment equal to one (1) times the sum of the Executive’s Base Salary plus eligible Target Bonus for the year in which the date of the Executive’s termination occurs, which shall be paid within Sixty (60) days following the date of the Executive’s termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b)               payment of any earned but as yet unpaid annual bonus for a previously completed fiscal year, paid when bonuses for such year are paid to other senior executives of the Company;

(c)               a payment equal to the product of (i) the Annual Bonus, if any, that the Executive otherwise would have earned for the fiscal year that includes the date of the Executive’s termination had no termination occurred, based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;

(d)               If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive in the standard payroll cycle of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12)-month anniversary of the date of the Executive’s termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(d) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(d) in a manner as is necessary to comply with the ACA.

(e)               Notwithstanding the terms of the Company’s 2014 Equity Incentive Plan or any applicable award agreements, if the Executive agrees in writing during the Release Execution Period that the non-competition restrictions in Section 8.2 shall continue to apply following an employment termination described in this Section 5.2:

(i)                 all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall remain in effect; and

(ii)              all outstanding equity-based compensation awards that vest based on the attainment of performance goals, to the extent granted, shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

5.3              Death or Disability.

(a)               The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)               If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)                 the Accrued Amounts; and

(ii)              a lump sum payment equal to the Pro Rata Bonus, if any, that the Executive would have earned for the fiscal year that includes the date of the Executive’s termination based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year that includes the date of the Executive’s termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)               For purposes of this Agreement, “Disability” shall mean the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4              Change in Control Termination.

(a)               Notwithstanding any other provision contained herein, if the Executive’s employment hereunder (i) is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), and (ii) is terminated, in each case, within eighteen (18) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and the Executive’s execution of a Release which becomes effective within Fourteen (14) days following the Termination Date (as defined in Section 5.5), the Executive shall be entitled to receive the following:

(i)                 a lump sum payment equal to one (1) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within Thirty (30) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(ii)              a lump sum payment equal to the Executive’s Target Bonus for the fiscal year in which the Termination Date (as determined in accordance with Section 5.5) occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within Sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(iii)            reimbursement of the Executive for the monthly COBRA premium paid, if COBRA coverage is elected, by the Executive for the Executive and the Executive’s dependents until the earliest of: (i) the twelve (12)-month anniversary of the date of the Executive’s termination pursuant to the Change in Control; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.4(a) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.4(a) in a manner as is necessary to comply with the ACA.

(b)               Notwithstanding the terms of any equity incentive plan or award agreements, as applicable, if the Executive agrees in writing during the Release Execution Period that the non-competition restrictions in Section 8.2 below shall continue to apply after an employment termination described in this Section 5.4:

(i)                 all outstanding unvested stock options granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term; and

(ii)              all outstanding equity-based compensation awards other than stock options (including RSUs) that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect.

For purposes of this Agreement, “Change in Control” shall mean any (i) Corporate Transaction as such term is defined in the Company’s 2014 Equity Incentive Plan or (ii) acquisition by one person (or more than one person acting as a group) of shares in the Company that, together with the shares held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting rights in the Company. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5              Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 20. The Notice of Termination shall specify:

(a)               the termination provision of this Agreement relied upon;

(b)               to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)               the applicable date of termination (in each case, the “Termination Date”), which shall be no less than Thirty (30) days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than Thirty (30) days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice. In the event of the Executive’s termination without Cause after the Company enters into a definitive sale agreement for a transaction that, upon consummation, would be a Change of Control and that transaction is in fact consummated after the termination, the Executive will be treated as if not terminated until the day after consummation of such Change in Control transaction (and, for the avoidance of doubt, such respective amounts and benefits as are due to the Executive pursuant to Section 5.4, as exceed such respective amounts and benefits as due under Section 5.2, shall become due and payable on the date of consummation of such Change in Control transaction).

5.6              Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.7              Section 280G.

(a)               If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.7 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)               All calculations and determinations under this Section 5.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.                  Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.                  Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1              Confidential Information Defined.

(a)               Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer software, applications, operating systems, work-in-process, databases, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, patient lists, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)               Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, research, drug development, training its employees, and improving its offerings in the field of biopharmaceuticals. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)               Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Executive Chairman of the Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Executive Chairman of the Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). The Executive understands that notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits her ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents the Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit the Executive from making reports of possible violations of federal law or regulation to any Government Agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that the Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)               Permitted disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to Executive Chairman of the Board of Directors.

8.                  Restrictive Covenants.

8.1              Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company.

The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2              Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the Twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the biopharmaceutical industry specific to companies engaged in complement inhibitor and leukotriene inhibitor objectives. Notwithstanding the foregoing, the non-competition restrictions shall not apply if the Company terminates Executive’s employment without cause (within the meaning of Mass. Gen. Laws Chapter 149, Sec 24L (c)) except as provided in either Section 5.2 or Section 5.4.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of biopharmaceutical development. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

The restrictions set forth in this Section 8.2 shall in no event take effect until ten (10) business days after the Start Date (the “Noncompete Effective Date”). Executive acknowledges and agrees that the Company provided Executive with notice of the restrictions set forth in Section 8.2 at least ten (10) business days before the Noncompete Effective Date. The Executive also acknowledges that Executive was informed, pursuant to Mass. Gen. L. c. 149, 24L (the “Act”), that Executive has the right to consult with an attorney before signing this Agreement. As consideration for the covenants set forth in this Section 8.1, the Company has committed to grant the Executive the bonuses described in Section 4.3 of this Agreement, which the parties hereto agree is mutually-agreed upon consideration as defined in the Act.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Executive Chairman of the Board of Directors.

8.3              Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so, during Twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

8.4              Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or services offered by the Company.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during Twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9.                  Proprietary Rights.

9.1              Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, clinical trial information, and sales information.

9.2              Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

9.3              Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

9.4              No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

10.              Security.

10.1          Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, facilities access, monitoring, key cards, access codes, Company intranet, databases, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

10.2          Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

11.              Non-Disparagement.

11.1          The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 11.1 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Executive Chairman of the Board of Directors.

11.2          The Company agrees and covenants that the Company will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive.

This Section 11.2 does not, in any way, restrict or impede the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Company shall promptly provide written notice of any such order to the Executive.

12.              Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Delaware without regard to conflicts of law principles. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.              Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14.              Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Executive Chairman of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

15.              Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

16.              Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.              Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.              Section 409A.

18.1          General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

18.2          Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

18.3          Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)               the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)               any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)               any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

19.              Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20.              Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Akari Therapeutics, Plc

75-76 Wimpole Street

London W1G 9RT, United Kingdom

Attn: Executive Chairman of the Board of Directors

If to the Executive:

Address shown on the payroll records of the Company

21.              Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

22.              Withholding; Tax Equalization. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

To the extent that any income for Executive’s services (including for service as a member of the Board of Directors) is subject to income or employee-paid social insurance taxes in the United Kingdom, the Company will pay Executive such amount of Executive’s income and employee-based social insurance taxes (including a full gross-up) as would be necessary such that the aggregate net income and social insurance tax paid by Executive is not greater than the amount incurred if services were taxed only in the United States.

23.              Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24.              Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AKARI THERAPEUTICS, PLC

By:	/s/ Ray Prudo
Name:	Ray Prudo
Title:	Chairman

EXECUTIVE

Signature:	/s/ Rachelle Jacques
Print Name: Rachelle Jacques

EXHIBIT A

STOCK OPTION AGREEMENT

United States Participants (ISO/NSO)

AGREEMENT made as of the date of the grant set forth in Exhibit A (the “Effective Date”) by and between Akari Therapeutics, Plc, a company formed under the laws of England and Wales, and having a place of business at 1460 Broadway, 16th Floor, New York, NY 10036 (the “Company”) and the individual whose name and address appears under his or her signature below (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Incentive Stock Option (“Option”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to purchase ordinary shares, $0.0001 par value per share (the “Shares”), under and for the purposes set forth in and subject to the terms of the Company’s 2014 Equity Incentive Plan, including any amendments thereto (the “Plan”) which is attached hereto as Exhibit C; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as set forth in the Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Participant, as of the Effective Date, the right and option to purchase all or any part of an aggregate of the number of Shares set forth in Exhibit A, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan.

If “ISO” is selected on Exhibit A hereto, this Option is intended to qualify as an Incentive Stock Option (“ISO”) as defined in Section 422 of the Code. Nevertheless, to the extent that any such ISO exceeds the $100,000 rule of Code Section 422(d), the number of shares subject to this Option in excess of such amount shall be treated as a Non-statutory Stock Option (“NSO”) pursuant to Section 6.2 of the Plan and the tax rules applicable to ISOs.

2.	EXERCISE PRICE.

The exercise price of the Shares shall be the price set forth in Exhibit A, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Exercise Price”).

3.	EXERCISABILITY OF OPTION; ACCELERATION.

(a)	This Option shall become exercisable (and the Shares issued upon exercise shall be vested) as set forth in Exhibit A, provided the Participant is an Employee, director or Consultant of the Company or of an Affiliate on the applicable vesting date.

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(b)	Anything in this Agreement to the contrary notwithstanding, any unvested portion of the Option shall become fully vested and exercisable if (i) the Participant’s employment pursuant to that certain Executive Employment Agreement by and between the Company and Participant dated as of February 28, 2022 (the “Executive Employment Agreement”) is terminated by the Participant for Good Reason or by the Company without Cause, or terminates due to the Participant’s death or Disability or (ii) there occurs a Change in Control of the Company (prior to any termination of the Participant’s employment ).

For purposes of this Agreement, “Change in Control”, “Cause”, “Good Reason” and “Disability” shall have the meanings ascribed to each such term in the Executive Employment Agreement.

4.	TERM OF OPTION.

(a)	This Option shall terminate on the date set forth in Exhibit A (the “Option Expiration Date”) but shall be subject to earlier termination as provided herein or in the Plan.

(b)	If the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason other than the death or Disability of the Participant, or termination of the Participant for Cause (the “Termination Date”), the Option to the extent then vested and exercisable pursuant to Section 3 hereof as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within twelve (12) months after the Termination Date, or on or prior to the Option Expiration Date, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

(c)	Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the Termination Date, the Participant or the Participant’s Survivors may exercise the Option within one year after the Termination Date, but in no event after the Option Expiration Date.

(d)	In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of this Option even if vested shall cease immediately as of the time the Participant is notified his or her service is terminated for Cause, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Participant breaches in any material respect any agreement between Participant and the Company (including, but not limited to, any assignment of intellectual property, confidentiality, non- disclosure, non-competition or non-solicitation agreement(s)), then the Participant shall immediately cease to have any rights to exercise this Option and this Option shall thereupon terminate. The Company agrees that in the event of conflict between this Agreement and Section 13.d of the Plan, this Agreement shall control with respect to any determination made subsequent to termination.

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(e)	In the event of the Disability of the Participant, as determined in accordance with the Plan, the Option shall be exercisable within one year after the Participant’s termination of service due to Disability or, if earlier, on or prior to the Option Expiration Date. In such event, the Option shall be exercisable:

(i)	to the extent that the Option has become exercisable but has not been exercised as of the date of the Participant’s termination of service due to Disability; and

(ii)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(f)	In the event of the death of the Participant while an Employee, director or Consultant of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors within one year after the date of death of the Participant or, if earlier, on or prior to the Option Expiration Date. In such event, the Option shall be exercisable:

(i)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(ii)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

5.	METHOD OF EXERCISING OPTION.

(a)	Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit B attached hereto (or in such other form acceptable to the Company, which may include electronic notice). Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Company).

(b)	Payment of the Exercise Price for such Shares shall be made in accordance with Paragraph 9 of the Plan.

(c)	The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws).

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(d)	The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option.

(e)	In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option.

(f)	All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

(a)	The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution; or, if this Option is an NSO, then it may also be transferred pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder and may be exercised only by Optionee or his permitted assigns. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs of Optionee.

(b)	Except as provided above in Section 7(a), the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

(c)	Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

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9.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.	TAXES.

(a)	The Participant acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility.

(b)	The Participant acknowledges and agrees that:

(i)	the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress;

(ii)	the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement; and

(iii)	neither the Administrator, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.

(c)	The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

(d)	If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition (“Notice of Disqualifying Disposition of ISO Shares”). Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

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11.	PURCHASE FOR INVESTMENT.

(a)	Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares covered by such exercise unless the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act and until the following conditions have been fulfilled:

(i)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(ii)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

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12.	RESTRICTIONS ON TRANSFER OF SHARES.

(a)	The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”).

(i)	Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions.

(ii)	Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

(b)	The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the service of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

13.	NO OBLIGATION TO MAINTAIN RELATIONSHIP.

(a)	The Participant acknowledges that:

(i)	the Company is not by the Plan or this Option obligated to continue the Participant as an employee, director or Consultant of the Company or an Affiliate;

(ii)	the Plan is discretionary in nature and may be suspended or terminated by the Company at any time;

(iii)	the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options;

(iv)	all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company;

(v)	the Participant’s participation in the Plan is voluntary;

(vi)	the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and

(vii)	the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

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14.	NOTICES.

(a)	Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

(i)	If to the Company:

Akari Therapeutics, PLC

1460 Broadway, 16th Floor

New York, NY 10036

Attention: Chief Executive Officer

(ii)	If to the Participant, at the address set forth below;

or to such other address or addresses of which notice in the same manner has previously been given.

(b)	Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

15.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in New York and agree that such litigation shall be conducted in the state courts of New York, New York or the federal courts of the United States for the District of New York.

16.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

17.	ENTIRE AGREEMENT.

(a)	This Agreement, including Exhibit A, which is expressly incorporated herein and made a part hereof, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

(b)	No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

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18.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

19.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20.	RECOUPMENT OF AWARD.

If the Option or any cash or share payment the Participant receives pursuant to this Agreement are subject to recovery under any law, government regulation or stock exchange listing requirement, the Option, and the cash or share payment, shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Board of Directors in its reasonable good faith discretion consistent with any such requirement, may require that you reimburse the Company all or part of any payment or transfer related to this Award, the Option and any cash or share payment.

21.	DATA PRIVACY.

By entering into this Agreement, the Participant:

(i)	authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; and

(ii)	authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE EFFECTIVE DATE.

PARTICIPANT		AKARI THERAPEUTICS, PLC

/s/ Rachelle Jacques
Signature		Signature

Name:	Rachelle Jacques	Name:
Address:		Title:

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Exhibit A

Terms of Option Grant

1.	Date of Grant:	______________2022

2.	Maximum Number of Shares for which this Option is exercisable:	[●]

3.	Exercise price per Share:	[market price (higher of Start Date & grant)]

4.	Option Expiration Date:	[10th anniversary of Start Date]

5.	Vesting Start Date:	[Start Date]

6.	Type of Option:

	☒	Incentive Stock Option (“ISO”)

	☐	Non-Statutory Stock Option (“NSO”)

7.	Vesting Schedule:

This Option shall vest ratably on a semiannual basis and become exercisable over 4 years (and the Shares issued upon exercise shall be vested) provided the Participant is an Employee, director or Consultant of the Company or of an Affiliate on the applicable vesting date, except as otherwise set forth in Section 3(b) of the Stock Option Agreement.

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Exhibit B

NOTICE OF EXERCISE OF STOCK OPTION

[Form for Shares registered in the United States]

To: Akari Therapeutics, Plc

IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.

Ladies and Gentlemen:

I hereby exercise my Stock Option to purchase ________ shares (the “Shares”) of the ordinary shares, $0.0001 par value per share, of Akari Therapeutics, Plc (the “Company”), at the exercise price of $ per share, pursuant to and subject to the terms of the Stock Option Agreement dated ___________, 20___.

I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the Shares (check one):

☐ to me; or

☐ to me and ________________________, as joint tenants with right of survivorship,

at the following address:

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My mailing address for shareholder communications, if different from the address listed above, is:

Very truly yours,

Participant (signature)

Print Name

Date

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Exhibit C

AKARI THERAPEUTICS, PLC

2014 EQUITY INCENTIVE PLAN

(See attached)

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